Exhibit 10.1

CONSULTING SERVICES AGREEMENT

     This Consulting Agreement, dated as of September 30, 2004, is made by and between WERNER HOLDING CO. (PA), INC., a Pennsylvania corporation, with offices at 93 Werner Road, Greenville, PA 16125-9499 (“WHPA”) and DRS CONSULTING, INC., a corporation with offices at 11137 Harbor Estates Circle, Fort Myers, Florida 33908 (“Consultant”).

WITNESSETH:

     WHEREAS, WHPA desires to retain the services of Consultant, and Consultant desires to provide certain services, in accordance with the terms of this agreement;

     NOW THEREFORE, in consideration of the mutual promises contained herein and intending to be legally bound hereby, the parties agree as follows:

1.	Position and Responsibilities

a.	Consultant shall serve as a consultant for WHPA and/or any of its subsidiaries (collectively, the “Company”) and shall perform the duties customarily associated with such capacity from time to time and at such place or places as the Company’s Board of Directors shall designate as appropriate and necessary in areas including, but in no way limited to, (i) providing Dana R. Snyder to serve as the Company’s Interim President and Chief Executive Officer, (ii) assisting the Company and its management in developing and executing its business plans and strategies, (iii) providing advice and assistance in the areas of sales, operations, technology, strategic planning, administration, succession planning, shareholder and board relations and compensation, (iv) representing the Company to customers, suppliers, shareholders and other investors, and (v) performing such other duties and activities as may be reasonably requested by the Board of Directors of the Company during the term of this Agreement. Consultant shall be deemed an independent contractor and neither it nor its employees shall be deemed an employee or agent of the Company. Consultant shall have no authority to bind the Company in any way or represent the Company, except as authorized by the Board of Directors of the Company.

b.	Consultant will devote its best efforts to the performance of its duties hereunder and the business and affairs of the Company for such time as is mutually agreed to by the parties. Consultant shall continue to be available to the Company on a part-time basis to assist in any necessary transition for a period of ninety (90) days following the termination or expiration of this Agreement for any reason whatsoever.

c.	Consultant and its employees will duly, punctually and faithfully perform and observe any and all rules and regulations which the Company may now or shall hereafter establish generally for its employees or consultants governing the conduct of its business.

2.	Term of Agreement

a.	The initial term of this Agreement shall be for a period of six (6) months, commencing September 27, 2004 and ending March 27, 2005, unless extended or terminated prior thereto as provided herein or as mutually agreed by the parties hereto in writing. This Agreement shall automatically renew for successive three (3) month periods unless either party provides written notice to the other, thirty (30) days prior to the expiration of the then current period, of such party’s intention to terminate this Agreement at the end of the then current period

b.	Notwithstanding the foregoing, the Company may terminate this Agreement at any time upon thirty (30) days prior written notice to Consultant. Upon termination of this Agreement for any reason, all obligations of the Company hereunder shall cease, except with respect to amounts and obligations accrued to Consultant. As noted in Section 7 below, Consultant’s confidentiality and non-competition obligations under Sections 5 and 6 shall survive the termination of this Agreement.

3.	Compensation and Expenses

Consultant shall be compensated at the rate of Thirty-Seven Thousand Five Hundred Dollars ($37,500) per month, which shall be payable bi-weekly. The Company shall file a Form 1099 with the Internal Revenue Service with respect to the compensation paid during the term of this Agreement. Consultant shall be responsible to pay any applicable taxes (Federal, state and local). Consultant, upon written request to the Company, may defer all or any portion of the compensation to be paid hereunder for a period determined by the Consultant not to exceed the initial term of this agreement.

The Company shall reimburse Consultant promptly for all reasonable and ordinary business and out-of-pocket expenses incurred by it in connection with the performance of its duties hereunder, as approved by the Board of Directors of the Company, including meals, travel, personal automobile and miscellaneous expenses, provided the expenses are incurred in furtherance of the Company’s business and at the request of the Company. Consultant agrees to keep accurate and complete records of the aforesaid expenses as may be requested by the Company and to account to the Company for the expenses prior to reimbursement by providing substantiating receipts.

The Company agrees to maintain for Consultant’s use in the performance of its duties hereunder appropriate office facilities in Greenville, PA and provide support staff to assist Consultant.

4.	Outside Activities During Consulting Agreement

Consultant hereby agrees that it and its employees will work exclusively for the Company on the matters set forth in Section 1(a) and that neither it, nor its employees will, directly or indirectly, engage in any activities or become in any way affiliated with (whether as an employee, consultant, officer, partner or stockholder) any entity, which is in competition or in conflict with the business or affairs of the Company.

5.	Proprietary Information

In order to protect the interests of the Company, Consultant and its employees shall maintain in strict confidence, not disclose to any third parties and use only in connection with the performance of its duties hereunder all proprietary and sensitive information of the Company, including but not limited to, manufacturing processes, methods, production data, product drawings, trade secrets, new product development information, financial information, market research, personnel information, sales data and related materials, market and pricing information, customer information and such other confidential and sensitive information whether written or oral and whether or not marked or designated as confidential (“Confidential Information”) which is in Consultant’s possession (whether received prior to or in connection with this Agreement) or which is developed by it in the course of performing the duties hereunder. This obligation shall not extend to information which (i) is or becomes generally available to the public through no fault of Consultant, (ii) is received by Consultant from another source without any confidentiality restriction on its disclosure or (iii) is required to be disclosed by Consultant by applicable law, rule, regulation or court order, provided however that Consultant shall give the Company reasonable notice prior to any such disclosure so that the Company may seek a protective order or other such appropriate remedy.

If, during or as a result of the performance of Consultant’s duties hereunder, Consultant or any of its employees makes an invention, improvement, idea or work relating to the subject matter of the duties under this Agreement, Consultant hereby agrees to promptly disclose, or cause its employees to disclose, the same to the Company and it shall be the Company’s property. Consultant agrees to execute, and cause its employees to execute, any applications for patents, trademarks or copyrights thereon which the Company sees fit to have prepared, together with an assignment to the Company of Consultant’s entire interest in such invention, improvement, idea or work and such applications. Consultant and its employees also agree to take all other reasonable actions as the Company may deem necessary to assist the Company in obtaining such patents, trademarks or copyrights.

6.	Non-Competition.

a.	During the term of this Agreement and for a period following the termination or expiration of this Agreement, for whatever reason, equal to two (2) years, Consultant and its employees will not, without the Company’s prior written consent, directly or indirectly engage in activities similar or reasonably related to those in which Consultant shall have engaged hereunder for, nor render services similar or reasonably related to those which Consultant shall have rendered hereunder to, any person or entity whether now existing or hereafter established which directly competes with (or proposes or plans to directly compete with) the Company (“Direct Competitor”) in any line of business engaged in or under development by the Company.

b.	No provision of this Agreement shall be construed to preclude Consultant from performing the same services which the Company hereby retains it to perform for any person or entity which is not a Direct Competitor of the Company upon the expiration or termination of this consulting relationship with the Company (or any post-agreement consultation) so long as Consultant and its employees do not thereby violate any term of this Agreement. Consultant agrees to be responsible for any breach of this Agreement by its employees.

7.	Remedies

Consultant’s obligations under the provisions of Sections 5 and 6 of this Agreement (as modified by Section 9, if applicable) shall survive the expiration or termination of this consulting relationship with the Company. Consultant acknowledges that a remedy at law for any breach or threatened breach by it or by its employees of the provisions of Sections 5 or 6 hereof would be inadequate and therefore, Consultant agrees that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

8.	Assignment

This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of any successor or successors of the Company by reorganization, merger or consolidation (including any subsidiary, affiliate, or related entity of the Company) and any assignee of all or substantially all of its business and properties. Neither this Agreement nor any rights, obligations, or benefits hereunder may be assigned by Consultant without the prior written consent of the Company.

9.	Interpretation

IT IS THE INTENT OF THE PARTIES THAT in case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. MOREOVER, IT IS THE INTENT OF THE PARTIES THAT in case any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provision shall be construed by limiting and reducing it, so as to be enforceable to the maximum extent compatible with applicable law.

10.	Notices

All demands, notices, payments or other writings to be sent by either party to the other party under or pursuant to this Agreement will be given in writing, and will be deemed to have been given when delivered in person, or on the date of delivery of such notice by registered or certified mail, return receipt requested, by a major overnight delivery service such as Federal Express, or by telecopy with a hard copy delivered promptly by one of the methods described above, and: (a) if to Consultant, at its address of record with the Company, (b) if to the Company, at Werner Holding Co. (PA), Inc., 93 Werner Road, Greenville, PA 16125, Attention: Eric J. Werner, General Counsel, Fax: 724-588-0618, or at such other place as the parties may from time to time designate in writing.

11.	Waivers

No waiver of any right under this Agreement shall be deemed effective unless contained in a writing signed by the party charged with such waiver, and no waiver of any right arising from any breach or failure to perform shall be deemed to be a waiver of any preceding breach or of any future such right or of any other right arising under this Agreement.

12.	Complete Agreement; Amendments

The foregoing constitutes the entire agreement of the parties with respect to the subject matter hereof, superseding any previous oral or written communications, representations, understandings, discussions, or agreements with the Company or any officer or representative thereof. Any amendment or modification to this Agreement or waiver shall be effective only if evidenced by a written instrument executed by the parties hereto.

13.	Headings

The headings of the Sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning of this Agreement.

14.	Counterparts

This Agreement may be signed in any number of counterparts, each of which shall be deemed an original and all of which shall together constitute one agreement.

15.	Governing Law

This Agreement shall be governed by and construed under the laws of the Commonwealth of Pennsylvania.

     IN WITNESS WHEREOF, the parties hereto have executed this Consulting Services Agreement as of the date first above written.

COMPANY:

WERNER HOLDING CO. (PA), INC.

By: Title:	/s/ ERIC J WERNER Vice President, Secretary and General Counsel

CONSULTANT:

DRS CONSULTING, INC.

By: Title:	/s/ DANA R. SNYDER President